Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Fourth Quarter and Full Year 2016 Financial Results

LEAWOOD, KANSAS, USA - February 7, 2017 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports fourth quarter and full year 2016 financial results.

Euronet reports the following consolidated results for the fourth quarter 2016 compared with the same period of 2015:

•	Revenues of $519.8 million, a 10% increase from $470.6 million (13% increase on a constant currency(1) basis).

•	Operating income of $58.1 million, a 5% increase from $55.2 million (5% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $83.3 million, an 8% increase from $76.9 million (9% increase on a constant currency basis).

•	Net income attributable to Euronet of $28.9 million or $0.54 diluted earnings per share, compared with net income of $33.5 million or $0.61 diluted earnings per share.

•	Adjusted earnings per share(3) of $0.99, an 8% increase from $0.92.

•	Transactions of 881 million, a 17% increase from 754 million.

Euronet reports the following consolidated results for the full year 2016 compared with the same period of 2015:

•	Revenues of $1,958.6 million, an 11% increase from $1,772.3 million (13% increase on a constant currency basis).

•	Operating income of $249.8 million, a 22% increase from $204.9 million (22% increase on a constant currency basis).

•	Adjusted EBITDA of $345.2 million, a 20% increase from $287.7 million (21% increase on a constant currency basis).

•	Net income attributable to Euronet of $174.4 million or $3.23 diluted earnings per share, compared with net income of $98.8 million or $1.83 diluted earnings per share.

•	Adjusted earnings per share of $4.02, a 21% increase from $3.32.

•	Transactions of 3,261 million, an 11% increase from 2,927 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"I am pleased to report double-digit consolidated revenue growth in the fourth quarter with all three segments contributing to the growth," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "Money Transfer continued their momentum delivering strong growth across all metrics. epay delivered solid results led by good sales of non-mobile content in its seasonally strongest quarter, and EFT deployed record levels of high-value ATMs in the fourth quarter and delivered strong revenue and transaction growth despite cash limitations in India."

Mr. Brown continued, "For the full year, we produced $4.02 adjusted EPS, a 21% increase over 2015 and the fourth consecutive year we have delivered more than 20% growth in adjusted EPS. All segments contributed to the earnings expansion through growth and year-over-year margin improvements by continuing to focus on adding more products to more devices across more markets. As we look forward, with 59% more ATMs than a year ago, the addition of more non-mobile content, continued double-digit organic growth across all aspects of our money transfer business, together with XE now fully live on our HiFX platform, we remain well positioned to repeat our history of strong earnings growth into 2017."

Segment and Other Results
The EFT Processing Segment reports the following results for the fourth quarter 2016 compared with the same period or date in 2015:

•	Revenues of $110.0 million, an 18% increase from $92.9 million (20% increase on a constant currency basis).

•	Operating income of $16.6 million, a 20% decrease from $20.7 million (19% decrease on a constant currency basis).

•	Adjusted EBITDA of $28.3 million, a 3% decrease from $29.2 million (2% decrease on a constant currency basis).

•	Transactions of 515 million, a 31% increase from 393 million.

•	Operated 33,973 ATMs as of December 31, 2016, a 59% increase from 21,360.

The EFT Processing Segment reports the following results for the full year 2016 compared with the same period in 2015:

•	Revenues of $464.3 million, a 22% increase from $379.6 million (24% increase on a constant currency basis).

•	Operating income of $117.2 million, a 24% increase from $94.4 million (23% increase on a constant currency basis).

•	Adjusted EBITDA of $157.3 million, a 25% increase from $126.0 million (25% increase on a constant currency basis).

•	Transactions of 1,885 million, a 24% increase from 1,523 million.

Fourth quarter constant currency revenue growth was a result of a 59% year-over-year increase in ATMs and a 31% increase in transactions, primarily from Europe, India and the October 2016 acquisition of YourCash. In the fourth quarter, the EFT Segment delivered record levels of ATM additions including approximately 4,900 ATMs from its YourCash acquisition and approximately 1,100 high-value ATMs deployed primarily throughout Europe. The deployment of the 1,100 high-value ATMs was 58% greater than the prior three quarter deployment average. This extraordinarily strong deployment positions the EFT Segment for a continuation of strong revenue growth, but also results in higher operating costs in the seasonally weaker fourth and first quarters.

The EFT Segment's fourth quarter operating income growth was limited by three factors totaling approximately $6.0 million, consisting of: increased operating costs related to the extraordinary deployment of high-value ATMs, income impacts from the cash demonitization constraints of the India network and increases in certain ATM operating costs in one of the European markets. Absent these three factors, constant currency operating income for the fourth quarter would have grown approximately 10% year-over-year. These three factors are expected to continue into the first quarter 2017 before subsiding in the second quarter or being outpaced by seasonally stronger revenues.

For the fourth quarter, transaction growth outpaced revenue and operating income growth as a result of a large number of low-value debit card transactions from low-margin ATM and related POS processing agreements signed in India.

For the full year, ATM growth reflects the addition of approximately 4,900 ATMs from YourCash and ATM network expansion across Europe and India, including the addition of approximately 5,300 low-margin ATMs in India, partially offset by approximately 500 more winterized ATMs than in the prior year. The 33,973 ATMs at year end 2016 do not include 1,458 winterized ATMs.

Full year revenue, operating income and adjusted EBITDA growth was the result of ATM expansion and transaction growth.

The epay Segment reports the following results for the fourth quarter 2016 compared with the same period or date in 2015:

•	Revenues of $195.9 million, a 3% increase from $191.1 million (5% increase on a constant currency basis).

•	Operating income of $21.6 million, an 8% increase from $20.0 million (10% increase on a constant currency basis).

•	Adjusted EBITDA of $24.2 million, a 7% increase from $22.7 million (8% increase on a constant currency basis).

•	Transactions of 344 million, a 1% increase from 342 million.

•	Point-of-sale ("POS") terminals of approximately 661,000 as of December 31, 2016, a 2% decrease from approximately 674,000.

•	Retailer locations of approximately 305,000 as of December 31, 2016, a 1% decrease from approximately 307,000.

The epay Segment reports the following results for the full year 2016 compared with the same period in 2015:

•	Revenues of $693.9 million, a 2% decrease from $708.3 million (unchanged on a constant currency basis).

•	Operating income of $68.2 million, a 3% increase from $66.5 million (4% increase on a constant currency basis).

•	Adjusted EBITDA of $79.2 million, a 2% increase from $77.7 million (3% increase on a constant currency basis).

•	Transactions of 1,294 million, a 3% decrease from 1,335 million.

Fourth quarter constant currency revenue, operating income, adjusted EBITDA and transaction growth was the result of higher sales of non-mobile products and effective expense management, which offset mobile product declines.

Full year revenue and transactions were impacted by mobile declines, largely offset by continued growth in non-mobile product sales. Operating income and adjusted EBITDA growth was the result of a stronger mix of the higher-margin non-mobile products together with effective expense management.

The Money Transfer Segment reports the following results for the fourth quarter 2016 compared with the same period or date in 2015:

•	Revenues of $214.3 million, a 15% increase from $186.9 million (16% increase on a constant currency basis).

•	Operating income of $28.9 million, a 24% increase from $23.4 million (23% increase on a constant currency basis).

•	Adjusted EBITDA of $36.2 million, a 19% increase from $30.3 million (20% increase on a constant currency basis).

•	Total transactions of 21.8 million, a 13% increase from 19.3 million.

•	Network locations of approximately 317,000 as of December 31, 2016, a 9% increase from approximately 292,000.

The Money Transfer Segment reports the following results for the full year 2016 compared with the same period in 2015:

•	Revenues of $802.0 million, a 17% increase from $685.6 million (19% increase on a constant currency basis).

•	Operating income of $101.5 million, a 29% increase from $78.7 million (30% increase on a constant currency basis).

•	Adjusted EBITDA of $130.7 million, a 24% increase from $105.3 million (26% increase on a constant currency basis).

•	Total transactions of 82.3 million, a 20% increase from 68.7 million.

For the fourth quarter and full year, money transfer revenue, operating income, adjusted EBITDA and transaction growth was driven by a double-digit increase in all sectors of Ria's business and expansion of the HiFX and XE digital businesses.

Fourth quarter money transfers grew 14% and non-transfer transactions, such as currency exchange and check cashing transactions, were consistent year-over-year, resulting in total transaction growth of 13%. For the full year money transfers grew 22% and non-transfer transactions grew 2%, resulting in total transaction growth of 20%.

Corporate and Other reports $9.0 million of expense for the fourth quarter 2016 compared with $8.9 million for the fourth quarter 2015. For the full year, Corporate and other reports $37.1 million of expense compared with $34.7 million for 2015, with share-based compensation accounting for the majority of the increase.

Balance Sheet and Financial Position
Unrestricted cash on hand was $727.7 million as of December 31, 2016, compared to $661.3 million as of September 30, 2016. Cash increased primarily as a result of cash flows generated from operations and timings of settlements in the EFT and money transfer segments offset by cash paid for the YourCash acquisition and capital expenditures. Total indebtedness was $604.2 million as of December 31, 2016, compared to $537.9 million as of September 30, 2016. The increase in debt was the result of lower debt repayments stemming from cash flow timing.

Guidance
The Company currently expects adjusted earnings per share for the first quarter 2017, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.73, recognizing increased ATM operating costs in the seasonally lowest quarter of the year together with the impacts of the India cash demonitization subsiding by the end of the first quarter.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income, adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP to non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on February 8, 2017, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 33,973 ATMs, approximately 163,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 53 countries; card software solutions; a prepaid processing network of approximately 661,000 POS terminals at approximately 305,000 retailer locations in 35 countries; and a global money transfer network of approximately 317,000 locations serving 146 countries. With corporate headquarters in Leawood, Kansas, USA, and 61 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including the effects in Europe of the recent Brexit vote and economic conditions in specific countries or regions; the effects of demonitization in India; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any breaches in the security of our computer systems or those of our customers or vendors; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	December 31,	As of
	2016	December 31,
	(unaudited)	2015

ASSETS
Current assets:
Cash and cash equivalents	$727.7	$457.5
Restricted cash	77.7	45.3
Inventory - PINs and other	78.1	72.1
Trade accounts receivable, net	503.0	423.3
Prepaid expenses and other current assets	191.7	132.8

Total current assets	1,578.2	1,131.0

Property and equipment, net	202.1	157.4
Goodwill and acquired intangible assets, net	855.0	853.2
Other assets, net	70.8	51.1

Total assets	$2,706.1	$2,192.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$1,136.9	$889.8
Short-term debt obligations	35.5	14.1

Total current liabilities	1,172.4	903.9

Debt obligations, net of current portion	561.7	405.5
Capital lease obligations, net of current portion	7.0	4.1
Deferred income taxes	44.1	33.9
Other long-term liabilities	20.4	19.3

Total liabilities	1,805.6	1,366.7

Equity	900.5	826.0

Total liabilities and equity	$2,706.1	$2,192.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues	$1,958.6	$1,772.3	$519.8	$470.6

Operating expenses:
Direct operating costs	1,174.6	1,081.9	321.0	290.1
Salaries and benefits	288.3	259.2	75.4	67.0
Selling, general and administrative	165.4	156.3	43.7	40.1
Depreciation and amortization	80.5	70.0	21.6	18.2
Total operating expenses	1,708.8	1,567.4	461.7	415.4
Operating income	249.8	204.9	58.1	55.2

Other income (expense):
Interest income	1.7	2.1	0.5	0.5
Interest expense	(28.6)	(24.9)	(7.5)	(6.3)
Other income	20.0	0.3	0.1	—
Foreign currency exchange loss	(10.1)	(41.5)	(8.9)	(7.4)
Total other expense, net	(17.0)	(64.0)	(15.8)	(13.2)
Income before income taxes	232.8	140.9	42.3	42.0

Income tax expense	(58.8)	(42.5)	(13.7)	(8.5)

Net income	174.0	98.4	28.6	33.5
Net loss attributable to noncontrolling interests	0.4	0.4	0.3	—
Net income attributable to Euronet Worldwide, Inc.	$174.4	$98.8	$28.9	$33.5

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$3.23	$1.83	$0.54	$0.61

Diluted weighted average shares outstanding	54,001,079	54,076,676	53,973,112	54,824,950

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Three months ended December 31, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$28.6

Add: Income tax expense					13.7
Add: Total other expense, net					15.8

Operating income (expense)	$16.6	$21.6	$28.9	$(9.0)	$58.1

Add: Depreciation and amortization	11.7	2.6	7.3	—	21.6
Add: Share-based compensation	—	—	—	3.6	3.6

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$28.3	$24.2	$36.2	$(5.4)	$83.3

	Three months ended December 31, 2015

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$33.5

Add: Income tax expense					8.5
Add: Total other expense, net					13.2

Operating income (expense)	$20.7	$20.0	$23.4	$(8.9)	$55.2

Add: Depreciation and amortization	8.5	2.7	6.9	0.1	18.2
Add: Share-based compensation	—	—	—	3.5	3.5

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$29.2	$22.7	$30.3	$(5.3)	$76.9

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

	Year ended December 31, 2016

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$174.0

Add: Income tax expense					58.8
Add: Total other expense, net					17.0

Operating income (expense)	$117.2	$68.2	$101.5	$(37.1)	$249.8

Add: Depreciation and amortization	40.1	11.0	29.2	0.2	80.5
Add: Share-based compensation	—	—	—	14.9	14.9

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$157.3	$79.2	$130.7	$(22.0)	$345.2

	Year ended December 31, 2015

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$98.4

Add: Income tax expense					42.5
Add: Total other expense, net					64.0

Operating income (expense)	$94.4	$66.5	$78.7	$(34.7)	$204.9

Add: Depreciation and amortization	31.8	11.1	26.6	0.5	70.0
Add: Share-based compensation	(0.2)	0.1	—	12.9	12.8

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$126.0	$77.7	$105.3	$(21.3)	$287.7

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net income attributable to Euronet Worldwide, Inc.	$174.4	$98.8	$28.9	$33.5

Foreign currency exchange loss	10.1	41.5	8.9	7.4
Intangible asset amortization	25.5	23.9	6.5	6.2
Share-based compensation	14.9	12.8	3.6	3.5
Other non-operating gains	(19.9)	—	—	—
Income tax effect of above adjustments	(1.0)	(6.0)	(0.5)	(2.2)
Non-cash interest accretion	10.4	9.9	2.7	2.5
Non-cash GAAP tax expense (benefit)	3.7	(0.4)	3.6	—

Adjusted earnings(1)	$218.1	$180.5	$53.7	$50.9

Adjusted earnings per share - diluted(1)	$4.02	$3.32	$0.99	$0.92

Diluted weighted average shares outstanding (GAAP)	54,001,079	54,076,676	53,973,112	54,824,950

Effect of unrecognized share-based compensation on diluted shares outstanding	293,470	321,702	274,721	345,684
Adjusted diluted weighted average shares outstanding	54,294,549	54,398,378	54,247,833	55,170,634

(1) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.